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   SUPPLEMENT TO TRADITIONAL IRA DISCLOSURE STATEMENT AND CUSTODIAL AGREEMENT


On January 1, 1998, and January 1, 1997, IRA legislation became effective which further supplements and revises your Van Wagoner Funds Traditional IRA Disclosure Statement and Custodial Agreement where appropriate. Please keep this Supplement with your Disclosure Statement and Custodial Agreement for future reference.

CHANGES TO DISCLOSURE STATEMENT THROUGH JANUARY 1, 1998

LEGAL REQUIREMENTS WITH RESPECT TO YOUR TRADITIONAL IRA

You may not invest the assets of your IRA in collectibles (within the meaning of Internal Revenue Code (IRC) Section 408(m)). A collectible is defined as any work of art, rug or antique, metal or gem, stamp or coin, alcoholic beverage, or other tangible personal property specified by the Internal Revenue Service. However, specially minted United States gold and silver bullion coins and certain state-issued coins are permissible investments. Beginning January 1, 1998, platinum coins and certain gold, silver, platinum or palladium bullion (as described in IRC Section 408(m)(3)) are also permitted as IRA investments.

TAX TREATMENT OF CONTRIBUTIONS TO YOUR TRADITIONAL IRA

Eligible taxpayers who are not covered by an employer-sponsored retirement plan can continue to deduct the entire contribution up to the applicable limit. However, for an individual who is an active participant in an employer-sponsored retirement plan, the contributions may be totally deductible, partially deductible, or not deductible depending on the taxpayer's adjusted gross income
(AGI). The AGI limit for single taxpayers to make a fully deductible IRA contribution will increase to $30,000 in 1998, and then gradually rise to $50,000 by 2005. The AGI limit for taxpayers filing jointly will also increase gradually from $50,000 in 1998 to $80,000 by 2007. For 1998, individuals are able to make less than the full $2,000 deductible IRA contribution if their AGI is between $30,000 and $40,000 for single filers and between $50,000 and $60,000 for joint filers. Also beginning in 1998, if a couple's joint AGI is less than $150,000, and one spouse is not an active participant in an employer-sponsored retirement plan, that individual will be allowed to make a fully deductible IRA contribution even if the other spouse is an active participant in a retirement plan. The nonactive spouse's deductible contribution is limited if AGI is between $150,000 and $160,000 and the contribution is not deductible if AGI exceeds $160,000.

SIMPLIFIED EMPLOYEE PENSION ("SEP") PLAN

An IRA may also be used in connection with a SEP plan established by your employer (or by you if you are self-employed). Under a SEP plan, your employer may make a contribution to your IRA, and an IRA for all other eligible employees, of up to 15% of compensation up to $160,000 (as indexed for inflation) or $30,000, whichever is less, for 1998. Refer to IRS Publications 560 and 590 or IRS Form 5305-SEP. It is your responsibility and that of your employer to see that contributions are made under and in accordance with a valid SEP plan. Specific limit amounts can be found in the instructions for Form 5305-SEP.

WITHDRAWALS PRIOR TO AGE 59 1/2

For tax years beginning after December 31, 1997, the exception from the early withdrawal penalty is expanded to apply to withdrawals for: (a) qualifying post-secondary education expenses for yourself, your spouse, your (or your spouse's) children or grandchildren, (b) qualifying first-home purchase for yourself, your spouse, your (or your spouse's) children, or grandchildren, or your (or your spouse's) parents. Qualifying first-home withdrawals are limited to $10,000 in a lifetime.

PENALTY TAX

The excess accumulation tax is repealed and effective for estates of decedents dying after December 31, 1996. The excess distribution tax is repealed and effective for excess distributions received after December 31, 1996.

TERMINATION OF THIS CUSTODIAL ACCOUNT

The Custodian may resign at any time upon 60 days' written notice to you, and Van Wagoner Funds. Upon the Custodian's resignation, Van Wagoner Funds will appoint a successor custodian. You or Van Wagoner Funds may terminate this custodial agreement at any time by giving 60 days' written notice filed in a form acceptable to us. The notice must designate a successor custodian that satisfies the requirement of IRC Section 408(h).

MINISTERIAL AGENT

If the Custodian is UMB Bank, n.a., Sunstone Investor Services, LLC shall be the ministerial agent for the Custodian in the performance of any ministerial duties delegated to it by the Custodian. If any other bank or entity is the Custodian, then Sunstone Investor Services, LLC shall not be the ministerial agent for any duties of the Custodian unless it agrees to in writing with the other Custodian.

DESIGNATION OF A BENEFICIARY OR BENEFICIARIES

In the absence of a valid beneficiary designation, the Custodian will make distributions of any death benefit to your estate.

SCHEDULE OF FEES
The annual maintenance fee will be deducted from your account unless otherwise paid by you. The charge for refund of excess contribution will be deducted from your account at the time of the refund. Fees are subject to change.

CHANGES TO DISCLOSURE STATEMENT THROUGH JANUARY 1, 1997

SPOUSAL IRA

If your spouse is employed, he or she can establish his or her own IRA subject to the same rules as are applicable to your IRA. If you file a joint return with a spouse who either has no compensation for the taxable year or elects to be treated as having none, the maximum contribution amount is the lesser of $4,000 or 100% of the total compensation for you and your spouse for the year. In such case the amount contributed can be divided between your IRA and the spousal IRA in any manner you desire, provided that no more than $2,000 is contributed to either IRA. No contributions may be made to a spousal IRA during or after the year in which he or she reaches age 70 1/2. However, if you are ineligible to make contributions to your own IRA because of your age, you may (if you have sufficient compensation) nevertheless make contributions of up to $2,000 to an IRA for your non-income earning spouse if he or she has not reached age 70 1/2.

WITHDRAWALS PRIOR TO AGE 59 1/2

A withdrawal from your IRA before you reach age 59 1/2 will not be subject to the penalty tax if it is made on account of your permanent and total disability, death, a qualifying rollover, a direct transfer, the timely withdrawal of an excess contribution, to pay for medical expenses incurred by you, your spouse or your dependent to the extent that the medical expenses exceed 7.5% of your adjusted gross income, in certain situations, to pay for medical insurance premiums if you are unemployed, or if the distribution is a part of a series of substantially equal periodic payments (at least annually) made over your life expectancy or the joint life expectancies of you and your beneficiary. SAVINGS INCENTIVE MATCH PLAN FOR EMPLOYEES OF SMALL EMPLOYERS ("SIMPLE")

An IRA may also be used in connection with a SIMPLE plan established by your employer (or by you if you are self-employed). Under a SIMPLE plan, you may elect to have your employer make salary reduction contributions of up to $6,000 per year to your SIMPLE IRA. The $6,000 limit applies for 1998 and is adjusted periodically for cost of living increases. In addition, your employer will contribute certain amounts to your SIMPLE IRA, either as a matching contribution to those participants who make salary reduction contributions or as a non-elective contribution to all eligible participants whether or not salary reduction contributions are made. A number of special rules apply to SIMPLE plans, including: (1) a SIMPLE plan generally is available only to employers with 100 or fewer employees; (2) contributions must be made on behalf of all employees of the employer (other than nonresident aliens and bargaining unit employees) who satisfy certain minimum participation requirements; (3) contributions are made to a special SIMPLE IRA that is separate and apart from your other IRAs; (4) if you withdraw from your SIMPLE IRA during the two-year period during which you first began participation in the SIMPLE plan, the early distribution excise tax (if otherwise applicable) is increased to 25%; and (5) during this two-year period, any amount withdrawn may be rolled over tax-free only into another SIMPLE IRA (and not to a traditional IRA). It is your responsibility and that of your employer to see that contributions in excess of normal IRA limits are made under and in accordance with a valid SIMPLE plan.

                                                                           VW198